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As filed with the Securities and Exchange Commission on March 16, 2006 Registration No. 333-

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUN WORLD PARTNERS, INC.

(Name of small business issuer in its charter)

NEVADA (State or jurisdiction of incorporation or organization)	5700 (Primary Standard Industrial Classification Code Number)	20-4395271 (I.R.S. Employer Identification No.)

1601 - 14 St. S.W., Calgary, AB, Canada, T3C 1E3   Phone (403) 228-2483

(Address and telephone number of principal executive offices)

1601 - 14 St. S.W., Calgary, AB, Canada, T3C 1E3   Phone (403) 228-2483

(Address of principal place of business or intended principal place of business)

Paracorp Incorporated

318 North Carson St., Suite #208, Carson City, NV 89701 Telephone: 888-972-7273

(Name, address and telephone numbers of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered[1]	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Common Stock	3,250,000	$0.10	$325,000.00	$38.25

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion

Prospectus

Sun World Partners, Inc.

3,250,000 shares of

Common Stock

This is a public Offering of 3,250,000 shares of common stock, $0.001 par value, of Sun World Partners, Inc., a Nevada Corporation, at a price of $0.10 per share.

This Offering involves a high degree of risk; see "RISK FACTORS" beginning on page 5 to read about factors you should consider before buying shares of the common stock.

These securities have not been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state or provincial securities commission, nor has the SEC or any state or provincial securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

We have elected to make this public offering of securities to raise the funds that are necessary to commence the expansion of our present operations.  Our decision to finance our expanded operations through this public offering is based on a presumption that we will be more successful by offering securities under an effective registration statement than through a private offering of equity or through debt financing. Following the effective date of the registration statement on Form SB-2 in which this prospectus is included becoming effective, we intend to have an application filed on our behalf by a market maker for approval of our common stock for quotation on the Over-the Counter / Bulletin Board quotation system.

Our common stock is presently not listed on any national securities exchange or the Nasdaq Stock Market.

The Offering:

3,250,000 Shares Offered	Price Per Share	Total
Public Price	$0.10	$325,000
Underwriting Discounts and Commissions	- 0 -	$ 0
Total	$0.10	$325,000

This is a best efforts public Offering, with no minimum purchase requirement.

1. Sun World Partners, Inc. is not using an underwriter for this Offering.

2. There is no arrangement to place the proceeds from this Offering in an escrow, trust or similar account.  Nevada law does not require that funds raised pursuant to the sale of securities be placed into an escrow account.  Any funds raised from this Offering will be immediately available to Sun World Partners, Inc. for its use.

3. The closing date for this Offering is March 31, 2007.

The information in this prospectus is not complete and may be changed.  Sun World Partners Inc. may not sell these securities until the registration statement relating to these securities which has been filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is ________, 2006

TABLE OF CONTENTS

Item No.	Item in Form SB-2 Prospectus Caption	Page No.
1	Front of Registration Statement and Outside Front Cover Page of Prospectus	1
2	Prospectus Cover Page	2
3	Summary Information and Risk Factors	4
4	Use of Proceeds	9
5	Determination of Offering Price	11
6	Dilution	12
7	Selling Security Holders	12
8	Plan of Distribution	12
9	Legal Proceedings	13
10	Directors, Executive Officers, Promoters and Control Persons	13
11	Security Ownership of Certain Beneficial Owners and Management	15
12	Description of Securities	15
13	Interest of Named Experts and Counsel	16
14	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	16
15	Organization within Last Five Years	16
16	Description of Business	16
17	Management’s Discussion and Analysis or Plan of Operation	21
18	Description of Property	24
19	Certain Relationships and Related Transactions	25
20	Market for Common Equity and Related Stockholder Matters	25
21	Executive Compensation	26
22	Financial Statements	27
23	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	27

Securities offered through this prospectus will not be sold through dealers, but will be sold on a direct participation basis only.

SUNWORLD PARTNERS

NOTES TO THE FINANCIAL STATEMENTS

November 30, 2005 and 2004

Item 3.  Summary Information and Risk Factors

The Company

Sun World Partners, Inc. (referred to in this prospectus as “Sun World”, “us”, “we” and “our”) was incorporated on April 2, 2000, in the State of Nevada. Sun World Partners, Inc.’s principal executive offices are located at 1601 - 14 St. S.W., Calgary, AB, Canada, T3C 1E3. Our telephone number is (403) 228-2483.  Sun World was originally incorporated as an investment company.  From the period of incorporation through to May 31, 2005, we had no operations.  On December 31, 2004, the then existing directors of Sun World resigned and a new director and officer was appointed.  On March 31, 2005, two additional directors were appointed.  On May 31, 2005, we entered into a share exchange agreement with Tiempo de Mexico Ltd. (“referred to in this prospectus as “Tiempo”) a company incorporated pursuant to the laws of the Province of Alberta, Canada, with operations in Calgary, Alberta, Canada.  Tiempo is in the business of retail sales of predominately Mexican furniture and accessories.  The share exchange agreement called for Sun World to undertake an offering to raise a total of $325,000 for expansion of Tiempo.  On November 29, 2005, Sun World completed a forward split of our shares on the basis of one hundred shares (100) for every one (1) share held. Tiempo has operated in Calgary, AB, Canada for the past 10 years, with one retail location. It is our intent to raise the funds under this prospectus to retire certain debt in Tiempo and to expand the operations of Tiempo by opening initially one additional location in Calgary and then other locations throughout Canada and the United States of America.  As of the date of this prospectus, Tiempo generates sufficient revenues to meet all of its operating expenses however, it does not generate sufficient revenues to execute our business plan and we will be required to raise the funds under this prospectus in order to execute our proposed expansion plan.

We are a holding company with one wholly owned subsidiary, Tiempo.  All of the operations are carried on presently by Tiempo who imports and sells furniture / home furnishings imported primarily from Mexico. Sun World’s objective is to utilize the model of Tiempo’s retail operations in Alberta to establish retail stores in Canada and the U.S.  The president of Sun World and founder of Tiempo, Kimberley Coonfer, has operated Tiempo as a retail store importing and selling home furnishings in Canada since 1996.

Neither Sun World nor Tiempo have ever declared bankruptcy, have ever been in receivership, and have ever been involved in any legal action or proceedings.

Aside from the revenues and operations of our wholly-owned subsidiary, Tiempo, we have not had any other revenues or operations. Aside from Tiempo, we have no additional assets. Tiempo generates limited revenues at this time. The revenues generated from Tiempo will not be sufficient to execute our business plan described below.

Summary of Financial Information

All of the information in this prospectus has been stated in USD.

The financial information provided below reflects the consolidated financial statements of Sun World and Tiempo.

Summary Financial Information for the fiscal years ending May 31, 2004 and 2005 and the six month period ending November 30, 2004 and 2005.

	May 31, 2004(1)	May 31, 2005(2)	November 30, 2004(3)	November 30, 2005(4)
Current Assets	$42,302	$70,120	$58,151	$86,698
Current Liabilities	$7,179	$11,739	$16,585	$11,030
Shareholders’ Deficiency	$75,340	$90,166	$95,647	$85,218
Revenue	$153,598	$179,241	$76,510	$112,593
Net Income (Loss)	($11,871)	($7,484)	($5,520)	$10,298

As revenues and expenses of Tiempo were in Canadian dollars, we have applied exchange rates as follows:

(1)

For May 31, 2004 we applied an exchange rate of 0.726  to balance sheet items and 0.745 to income statement items.

(2)

For May 31, 2005 we applied an exchange rate of 0.796 to balance sheet items and 0.794 to income statement items.

(3)

For November 30, 2004 we applied an exchange rate of 0.726 to balance sheet items and 0.778 to income statement items.

(4)

For November 30, 2005 we applied an exchange rate of 0.856 to balance sheet items and 0.833 to income statement items.

Tiempo has been operating since November 1996 and currently has 3 employees including the President, Mrs. Kimberley Coonfer.  As at November 30, 2005, our accumulated deficit was $59,696.  We anticipate that we will operate in a deficit position and continue to sustain net losses for the foreseeable future while we expand our operations.

The Offering

Common Shares Outstanding Before This Offering	5,500,000
Maximum Shares Being Offered	3,250,000
Maximum Common Shares Outstanding After This Offering	8,750,000

Sun World is authorized to issue 75,000,000 shares of common stock.  Current shareholders of Sun World collectively own 5,500,000 shares of common stock, which represents all of our issued and outstanding shares.

This Offering consists of 3,250,000 shares of Sun World common stock (the “Offering”). The Offering price is $0.10 per share.  No officers, directors or significant investors own any of the shares being offered.

There is currently no public market for the common stock of Sun World as it is presently not traded on any market or securities exchange.

Risk Factors

The securities offered hereby are highly speculative and should be purchased only by persons who can afford to lose their entire investment in Sun World. Each prospective investor should carefully consider the following risk factors, as well as all other information set forth elsewhere in this prospectus, before purchasing any of the shares of our common stock.

Failure to Secure Additional Financing May Affect Our Company’s Ability to Grow

We are dependent upon this Offering to be able to implement our business plan. For the fiscal year ended May 31, 2005, Tiempo showed a loss of $7,484, with a shareholders deficit of $90,166 as of May 31, 2005. Establishment of additional retail outlets in Canada and the U.S. will increase both fixed and variable costs, thereby increasing annual losses until such time as scale of economies leads to cost efficiencies. Without additional financing, there is insufficient capital to undertake an expansion.  Even if we are successful in completing the financing under this Offering we may require additional financing in order to establish profitable operations.  Such financing, if required, may not be forthcoming.  Even if additional financing is available, it may not be available on terms we find favorable. Failure to secure the needed additional financing will have a very serious effect on our company's ability to survive. At this time, there are no anticipated additional funds in place.

Volume of Sales May be Insufficient or Untimely Which May Result in Insufficient Cash Flow to Meet our Commitments.

Our working capital will be extremely limited, especially if less than the total amount of the Offering is raised. While it is expected we will be able to eliminate $ 140,000 of our long term debt from the proceeds of this Offering if we raise the total amount of the Offering, our requirement for funds for expansion beyond the first expansion of an additional retail outlet is not in our budget and those cash requirements are expected to increase dramatically and we will require additional funds for the  establishment of retail sales across Canada and the U.S., which will include lease agreements, leasehold improvements, increased pre-paid inventory purchases, and general operations. We may not have sufficient volume of sales to fund further expansion and therefore we will not be able to execute our business plan without raising additional capital.

Inability of Our Officers and Directors to Devote Sufficient Time to the Operations of the Business May Limit Tiempo’s Success.

Presently, only one our officer’s, Mrs. Kimberley Coonfer, who is also a director of Sun World, allocates her full-time attention to the operations of the Company.  Since our treasurer and secretary, are currently employed full time elsewhere, they are unable to commit time to the operations of Sun World. This lack of available time from the rest of our management could hinder our ability to develop the operation of the business and to ensure that it continues as a going concern.

Our Operating History Makes an Investment in Sun World an Investment in an Unproven Venture.

Sun World was incorporated on April 2, 2000. It was incorporated as a private investment company.  Its operations ceased virtually at the time of incorporation from lack of funds.  Sun World had no activity, nor did we make any investments until the purchase of Tiempo on May 31, 2005. As a result, as of the date of this prospectus, our revenues and assets are limited to those of our wholly-owned operating subsidiary Tiempo. Tiempo showed a loss for the period ending May 31, 2005, and has experienced losses in 9 years of the 10 years of operation.

We will not commence the expansion of the Tiempo concept until after the closing of this Offering and we do not expect to have increased revenues until at least three months after we commence our expansion plans.

If we cannot successfully implement our business strategies, we may not be able to generate sufficient revenues to operate profitably.  Since our resources are very limited, insufficient revenues would result in termination of our operations, as we cannot fund unprofitable operations, unless additional equity or debt financing is obtained.

With No Minimum Share Sale Requirement it is Possible that We Will Fail to Commence Expansion Operations Despite Having Raised Some Funds from this Offering.

This Offering is not subject to any minimum number of shares to be sold by Sun World. Consequently, the early investor is not assured of any other, later shares being sold. You may be the only purchaser. If we fail to sell the entire Offering, we may never execute our planned expansion.

We presently have no significant operating capital and we are totally dependent upon receipt of the proceeds of this Offering to provide the capital necessary to implement our proposed business expansion plans.  The amount of the capital available to us will still be extremely limited, especially if less than the total amount is raised.  If we need and are unable to raise additional capital, then you may lose your entire investment.

Difficulty For Our  Stockholders to Resell Their Stock Due to a Lack of Public Trading Market

There is presently no public trading market for our common stock, and it is unlikely that an active public trading market can be established or sustained in the foreseeable future.  We intend to have our common stock quoted on the OTC / Bulletin Board as soon as practicable.  However, there can be no assurance that our shares will be quoted on the OTC / Bulletin Board. Until there is an established trading market, holders of our common stock may find it difficult to sell their stock or to obtain accurate quotations for the price of the common stock.  If a market for our common stock does develop, our stock price may be volatile.

Broker-dealers may be discouraged from effecting transactions in our shares because they are considered penny stocks and are subject to the penny stock rules.

Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934 impose sales practice and disclosure requirements on NASD broker-dealers who make a market in "penny stocks". A penny stock generally includes any non-Nasdaq equity security that has a market price of less than $5.00 per share.  Our shares currently are not traded on Nasdaq nor on any other exchange nor are they quoted on the OTC/Bulletin Board or “OTC/BB”. Following the date that the registration statement, in which this prospectus is included, becomes effective we hope to find a broker-dealer to act as a market maker for our stock and file on our behalf with the NASD an application on Form 15c(2)(11) for approval for our shares to be quoted on the OTC/BB. As of the date of this prospectus, we have not attempted to find a market maker to file such application for us. If we are successful in finding such a market maker and successful in applying for quotation on the OTC/BB, it is very likely that our stock will be considered a “penny stock”. In that case, purchases and sales of our shares will be generally facilitated by NASD broker-dealers who act as market makers for our shares.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares, which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" (generally, an individual with net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt.

In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Investors will have little voice regarding the management of Sun World  due to the large ownership position held by our existing management and thus it would be difficult for new investors to make changes in our operations or management, and therefore, shareholders would be subject to decisions made by management and the majority shareholders.

If all of the shares offered under this prospectus are sold, our current officers, directors and major shareholders will directly own 5,500,000 shares of the total of 8,750,000 issued and outstanding shares of Sun World’s common stock and will be in a position to continue to control Sun World. Of these 5,500,000 shares, Mrs. Kimberley Coonfer, our President, and her husband, Mr. Greg Coonfer, our Chief Financial Officer, own 4,240,000 shares. Therefore Mrs. Coonfer and her husband, after completion of this Offering, will still own approximately 48% of our company.  Such control may be risky to the investor because the entire company's operations are controlled by a very few people who could lack the ability to implement Sun World’s expansion plans profitably.  In such event, our business may fail and you may lose your entire investment. Moreover, new investors will not be able to effect a change in the company’s business or management.

All of our assets and our officers and directors are located in Canada. This may cause any attempts to enforce liabilities under the U.S. securities and bankruptcy laws to be very difficult.

Currently, all of our assets, current operations, and each of our officers and directors are located in Alberta, Canada. Therefore, any investor that attempts to enforce against Sun World or against any of our officers and directors liabilities that accrue under U.S. securities laws or bankruptcy laws will face the difficulty of complying with local laws in Alberta, Canada, with regards to enforcement of foreign judgments. This could make it impracticable or uneconomic to enforce such liabilities.

We intend to become subject to the periodic reporting requirements of the Securities Exchange Act of 1934, which will require us to incur audit fees and legal fees in connection with the preparation of such reports. These additional costs will negatively affect our ability to earn a profit.

Following the effective date of the registration statement in which this prospectus is included, we will be required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder. In order to comply with such requirements, our independent registered auditors will have to review our financial statements on a quarterly basis and audit our financial statements on an annual basis. Moreover, our legal counsel will have to review and assist in the preparation of such reports. The costs charged by these professionals for such services cannot be accurately predicted at this time because factors such as the number and type of transactions that we engage in and the complexity of our reports cannot be determined at this time and will have a major affect on the amount of time to be spent by our auditors and attorneys. However, the incurrence of such costs will obviously be an expense to our operations and thus have a negative effect on our ability to meet our overhead requirements and earn a profit.

Currently, the majority (80%) our inventory comes from Mexico, where purchase and shipping are pre-paid, leaving us vulnerable to loss of funds in the event the purchased products never arrive.

Our current buying arrangement requires that all products purchased from Mexico be paid in advance and more than 80% of our product is shipped directly from Mexico.  Further, our main supplier also serves as our consolidator. That consolidation service requires that we advance funds to this supplier, who in turn pays other manufacturers, in advance of shipment. This means we pay-out roughly $25,000 per shipment in advance, trusting the shipment will be forwarded as promised. In the event the product did not arrive, we would be receiving no new inventory, yet have paid-out the funds.

At present, 60% of our Mexican inventory comes from one supplier. If this supplier was to cease operations, our inventor supply would be severely curtailed.

As pottery represents 60% of our in-store inventory, its importance to our revenues is critical. Currently, we have only one developed relationship with a pottery supplier. This leaves us vulnerable to a shortage of inventory until such time as new relationships can be developed. While other suppliers certainly exist in Mexico, the development of an understanding, and trusting relationship, especially from afar, can take time. This time would have a direct effect on ongoing revenues.

Lack of a Storage Facility (Warehouse) Limits Our Ability to Maintain Adequate Levels of Inventory

At present we have no inventory storage facility (warehouse). As a result, we are only able to buy a quantity of product that physically fits into our retail location. This limit to our inventory curtails our ability to sell larger quantities of product, and to immediately replace those products which sell well. As a result, this limits our potential revenues.

Sun World’s day-to-day management and operations are controlled by one person. If that person was to no longer be able to provide services, the operations of Sun World would be threatened.

Currently only one of our officers, Mrs. Kimberley Coonfer, will oversee the expansion of operations. She is also responsible for the day-to-day management of our wholly-owned subsidiary Tiempo. With no immediate back-up available, and no plans to train anyone in the important roles of buying, merchandising, and display, our ability to operate would be severely curtailed if Mrs. Coonfer were to be unavailable due to a situation of ill-health or demise.

The home furnishings and decorative accessories market is highly fragmented. Sun World faces competition from furniture stores, department stores and other specialty retailers.

Recent years have seen the increase in the number of importers of home furnishings and we expect that this trend will continue. With products arriving from Indonesia, India, China and other South America countries, similarly priced products are readily available from several retailers—large and small. Additionally, Mexico serves as a popular source for a variety of products, including home furnishings, for Canadian and American importers. Differentiation is becoming more difficult, and thus, competition can only be expected to grow.

The company has not allotted funds for significant marketing efforts.

With increased competition, the role of marketing becomes more important. While the “Use of Proceeds”  from this Offering allows for marketing expenditures, this amount is not considered adequate to create the level of brand awareness necessary to stimulate regular and loyal customers. As a result, we become more reliant on walk-by clientele, making retail location choice extremely important.

Economic growth and prosperity in the home renovation and decorating business have experienced unprecedented and sustained growth during the past decade. There is no guarantee this can continue.

Canada and USA have recently enjoyed a high level of economic growth and prosperity, thereby stimulating new housing development and renovations. For the six month period ended November 30, 2005, Tiempo was able to show a small income due to this increased economic growth and a greater demand for products.  With these developments comes the need for new and replacement furniture and home decorations, which has in part been a factor in Tiempo’s decision to expand operations. There can be no assurance that sustained growth will continue.  Also, should interest rates increase in an attempt to control inflation, there is no guarantee that the demand for home furnishings will continue.

Increases in real estate values make stores leases very expensive. This may increase fixed costs to prohibitively expensive levels.

With increases in real estate values in recent years, the cost of leasing retail space has increased substantially. With location being of utmost importance to achieving walk-in clientele, the costs associated with prime retail space may prohibit profitability.

We have a history of losses with no assurance that current business model can be expanded profitably.

Our wholly-owned subsidiary Tiempo has operated with one retail location since 1996. In that time, this one location has only shown a profit for the period ended November 30, 2005 in the amount of $10,298 for the six month period. For the fiscal year ended May 31 2004 losses were $11,871, and May 31, 2005 losses were $7,484.  There can be no assurance that we will continue to generate profits for the remainder of this fiscal year and based on our historical operations there can be no assurance that our current business model can be expanded profitably.

We may have a possible need for additional financing.

The potential proceeds from this Offering, if fully subscribed, would meet Tiempo’s minimal expansion requirements. We intend to rely on revenues to continue to fund operations and subsequent expansion. In order to achieve the economies of scale anticipated, it will require the opening of several locations in the very near future, and also a warehouse. This increase to fixed costs will challenge our limited cash reserves, and lead us to the possible need for further financing.

Item 4. Use of Proceeds

We intend to raise a maximum amount of $325,000 from the sale of 3,250,000 shares of common stock at $0.10 per share.  This Offering has no minimum amount.  We have no intention to return any stock sales proceeds to investors if the maximum amount is not raised.

The following table indicates how we intend to use these proceeds of this Offering.

Proceeds from Sale of Common Stock	$325,000

Expenses

Costs of the Offering

Payment of Outstanding Loans

POS Inventory System

Legal and Accounting

Marketing and Promotion

Inventory

Lease and Leasehold Improvements

Warehouse

Travel and Accommodation

Website Development

Consulting

Working Capital

35,000 140,000 5,000 20,000 15,000 50,000 15,000 5,000 7,000 3,000 3,000 27,000
Total	$325,000

The above expenditure items are defined as follows:

Costs of the Offering and Underwriting Commissions:  We will be required to pay the costs of this offering, estimated to be $35,000 from the funds raised under this Offering.

Payment of Outstanding Loans:  At November 30, 2005, our wholly-owned subsidiary Tiempo has an outstanding loan of $140,000, which we intend to pay from proceeds. The loan is a demand loan with no specific terms of repayment with an annual interest rate of 8 percent (8%) per annum.

POS (point-of-sale) Inventory Control System: With inventory control deemed a priority issue, the POS system will allow for accurate and immediate reference of inventory numbers, while also improving the customer experience. With the expected opening of an additional retail location and a warehouse, a POS system will provide accurate recording of inventory sales and future purchase requirements.

Legal and Accounting: This expenditure item refers to the normal legal and accounting costs associated with maintaining a publicly traded company. It will also cover the cost of preparation of appropriate agreements and documents.

Marketing and Promotion: This item refers to the cost of a basic marketing campaign and the provision of product information to our potential customers.  This could include direct marketing as well as local newspapers and radio.  It will also include marketing our product through home trade shows and cultural festivals.

Inventory:  With the anticipated expansion in the number of retail outlets, coupled with a warehouse, our inventory levels need to be increased. This amount will allow for the immediate stocking of a second store and storage of additional inventory at a warehouse to provide for the two retail locations.

Lease and Leasehold Improvement: This category includes rental deposits and expenses necessary to allow us to undertake leasehold improvements at a second retail location to the standards necessary to create a warm environment, capable of effective display and merchandising. Additionally some funds may be necessary to improve the warehouse space.

Warehouse:  We anticipate that we may have to spend up to $5000 to obtain warehouse space that we intend to locate and select at a later time.

Travel and Accommodations: Our travel and accommodation budget needs to be supplemented by $7000 to allow for more advanced and continuous relationship building with our suppliers in Mexico.

Computer and Office:  This expenditure refers to items such as additional computers, office software, photocopier, fax machine, telephone system, filing cabinets, office supplies and other similar office equipment.

Website Development:  This expense is the cost associated with development of our website. The website will be used as one means to promote our product. At this time, there is no plan to develop a transactional capability, but instead to use the web as simply a promotional tool. Preliminary website development will begin as funds are available.

Consulting:  This expense refers to the cost of consulting with industry experts.  It will include the cost of expert advice we may require to display and market our product lines, implementation of inventory control systems, and other areas.

Working Capital:  This expense refers to working capital to be used for continuing operations.

There is no assurance that Tiempo will raise the full $325,000 as anticipated. The following is the break down of how management intends to use the proceeds if only 25 percent, 50 percent, or 75 percent of the total Offering amount is raised:

Expenditure Item	25%	50%	75%	100%
	$	$	$	$
Offering Costs	35,000	35,000	35,000	35,000
Payment of Outstanding Loans	0	30,000	85,000	140,000
POS Inventory System	5,000	5,000	5,000	5,000
Warehouse	0	0	5,000	5,000
Legal and Accounting	20,000	20,000	20,000	20,000
Marketing and Promotion	1,000	5,000	10,000	15,000
Inventory	15,000	30,000	40,000	50,000
Lease and Leasehold Improvements	2,500	15,000	15,000	15,000
Travel and Accommodation	0	7,000	7,000	7,000
Website Development	1,000	3,000	3,000	3,000
Consulting	0	3,000	3,000	3,000
Working Capital	1,750	9,500	15,750	27,000
TOTAL	81,250	162,500	243,750	325,000

If only 25% of the Offering is sold, we would continue with our development plans. No debt would be retired. As the POS system is deemed high-priority, its expenditure remains, as does the Legal and Accounting category, allowing us to raise potential funds. All other categories would be reduced considerably, but would proceed. Inventory is reduced by $35,000 from the offering raising 100% of funds but we are of the opinion that this amount would be sufficient to allow us to open the second retail store. Leasehold improvements of the second location would be minimal, reflecting lesser available funds. Assuming success in finding a second retail location, it is unlikely a warehouse would be considered at this level of funding. Funding at this level would limit our abilities to achieve the level of professionalism originally intended. If funds proved insufficient to open a second retail outlet, inventory purchase would proceed providing us with inventory depth, likely resulting in the need for a warehouse.

In the event that only 50% of the Offering amount is raised, we would continue with our development plans, with a second retail outlet however we would not establish the warehouse. Inventory purchases would increase to $30,000, and leasehold improvements would allow a store design of appeal. Marketing and promotion All other categories would return to the level of funding as provided for in the 100% of funds raised category. In this scenario, $30,000 of the fixed debt would be repaid.

If 75% of the total Offering amount is raised, there would be sufficient funds to implement the expansion plan. We would establish our warehouse as it will be required to facilitate our increased inventory.  Again, inventory and leasehold improvements budgets allow for the necessary investments to proceed. In this scenario, $85,000 of the $140,000 would be repaid. All other categories maintain a level of funding equal to the funding we require at 100% of proceeds.

If we do not raise any funds under this Offering then we will have the additional expenses of $35,000 for the costs of this Offering which will be additional debt and will be required to be paid from any available operating capital.  We may not have sufficient operating capital to pay this debt on a timely basis.

Item 5. Determination of Offering Price

There is no established market for our stock. The Offering price for shares sold pursuant to this Offering is set at $0.10.  Of the shares of stock held by affiliates, officers and directors, 500,000 shares were sold for total consideration of $500.00, and the remaining 5,000,000 shares were issued to acquire the shares of our wholly owned subsidiary, Tiempo.   All of the shares of outstanding stock are restricted. The additional factors that were included in determining the sales price are the lack of liquidity since there is no present market for our stock and the high level of risk considering our lack of profitable operating history.

Item 6. Dilution

“Net tangible book value” is the amount that results from subtracting the total liabilities and intangible assets from the total assets of an entity.  Dilution occurs because we determined the Offering price based on factors other than those used in computing book value of our stock.  Dilution exists because the book value of shares held by existing stockholders is lower than the Offering price offered to new investors.

We are offering shares of our common stock for $0.10 per share through this Offering.  Our directors and officers and affiliates purchased 500 shares of our common stock for $1.00 per share and we issued a total of 50,000 shares of our common stock at a deemed price of $0.001 per share for the acquisition of Tiempo.  The shares issued were forward split on the basis of one hundred (100) shares for every one (1) share held on November 29, 2005.

As at November 30, 2005, our consolidated net tangible book value was ($0.015) per common share.  If we are successful in selling all of the offered shares at the public offering price, our pro forma net tangible book value of Tiempo would be $204,782 after deducting remaining Offering costs of $35,000, or approximately $0.02 per share, which would represent an immediate increase of $0.035 in net tangible book value per share and $0.08 or 80% per share dilution to new investors, assuming all the shares are sold at the Offering price of $0.10 per share.

Following is a table detailing dilution to investors if 10%, 50%, 75%, or 100% of the Offering is sold.  Table assumes net offering costs of $35,000 regardless of percentage of Offering sold.

	10%	50%	75%	100%
Net Tangible Book Value Per Share Prior to Stock Sale	(0.015)	(0.015)	(0.015)	(0.015)
Net Tangible Book Value Per Share After Stock Sale	(0.015)	0.006	0.015	0.02
Increase (Decrease) in Net Book Value Per Share Due to Stock Sale	0.00	0.021	0.03	0.035
Immediate Dilution (subscription price of $.10 less net tangible book value per share)	0.115	0.094	0.085	0.08

Item 7. Selling Security Holders

Our current shareholders are not selling any of the shares being offered in this prospectus.

Item 8. Plan of Distribution

Upon effectiveness of the registration statement, of which this prospectus is a part, we will conduct the sale of shares we are offering on a self-underwritten, best–efforts basis.  There will be no underwriters used, no dealer's commissions, no finder's fees, and no passive market making. The officers and directors of Sun World, Mrs. Kimberley Coonfer, Mr. Greg Coonfer and Mr. Shaun Thorburn will sell securities on behalf of Sun World in this Offering. Mrs. Kimberley Coonfer, Mr. Greg Coonfer and Mr. Shaun Thorburn are not subject to a statutory disqualification as such term is defined in Section (a) (39) of the Securities Exchange Act of 1934.  They will rely on Rule 3a4-1 to sell Sun World’s securities without registering as broker-dealers.  They are serving as officers and directors and primarily perform substantial duties for or on behalf of Sun World otherwise than in connection with transactions in securities and will continue to do so at the end of the Offering, and have not been a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months, and have not nor will not participate in the sale of securities for any issuer more than once every twelve months.  Our officers and directors will not receive commissions or other remuneration in connection with their participation in this Offering based either directly or indirectly on transactions in securities. Our officers and directors intend to personally contact their friends, family members and business acquaintances in attempting to sell the shares offered hereunder. Sun World will not be conducting a mass-mailing connection with this offering, nor will it offer shares to potential customers.  Tiempo may also employ the services of an agent or intermediary to introduce Sun World to prospective subscribers to the Offering. In such event, Sun World is prepared to pay commissions or finder’s fees of up to 10% of the proceeds from the Offering.  In the event that Sun World does employ the services of an agent or intermediary, and such agent or intermediary is acting as an underwriter, Sun World will file a post effective amendment to name such underwriter, disclose the material terms of the underwriting, disclose the material terms of such underwriting agreement and file such as an exhibit.

We plan to offer our shares to the public, at a price of $0.10 per share, with no minimum amount to be sold.  The officers, directors and existing shareholders and affiliates will not purchase any shares under this Offering. We will keep the Offering open until we sell all of the shares registered, or March 31, 2007, which ever occurs first.  There can be no assurance that we will sell all or any of the shares offered.  We have no arrangement or guarantee that we will sell any shares.  All subscription checks will be made payable to Sun World or as we may otherwise direct.

Item 9. Legal Proceedings

Sun World, or its wholly-owned subsidiary Tiempo, are not parties to any pending legal proceedings, nor is Sun World aware of any governmental authority contemplating any legal proceeding against it.

Item 10. Directors, Executive Officers, Promoters and Control Persons

Kimberley Coonfer, President and Member of the Board of Directors, age 32

Mrs. Kimberley Coonfer has been serving as Sun World’s President and a member of Sun World’s Board of Directors since March 31, 2005.  The term of her office is for one year and is renewable on an annual basis.

Mrs. Coonfer is also the President, Secretary Treasurer and sole director of Tiempo de Mexico Ltd., our wholly-owned subsidiary and has served in that capacity since November, 1996.  Mrs. Coonfer has been responsible for the daily operations of Tiempo since November, 1996.  She has been and is currently responsible for buying, selling, display, accounts payable, accounts receivable, logistics, human resources, and all operations that could be expected of an owner/operator of a retail business.

Mrs. Kimberley Coonfer was born in Vancouver, BC, Canada; she moved to Montreal, Quebec, Canada in 1991 to undertake studies to earn a Bachelor of Science at McGill University in Montreal, Quebec, Canada. Mrs. Coonfer graduated in 1995 with a Biology major and an Environmental Studies minor.

In 1996, Mrs. Coonfer, along with her business partner purchased Tiempo.

Mrs. Coonfer is not an officer or director of any reporting company that files annual, quarterly, or periodic reports with the United States Securities and Exchange Commission.

Mr. Greg Coonfer, Chief Financial Officer and Member of the Board of Directors, age 33

Mr. Greg Coonfer has been serving as Sun World’s Chief Financial Officer and a member of Sun World’s Board of Directors since March 31, 2005.

Mr. Greg Coonfer is the husband of Mrs. Kimberley Coonfer, our President and a member of the Board of Directors.

Mr. Coonfer was born in Olds, Alberta, Canada.  In 1996 he graduated from the University of Lethbridge with a  Bachelor of Management degree in Accounting. In 2002 he received his Certified General Account (CGA) designation, a 2-year accounting program.

In 1997 Mr. Coonfer joined Canadian 88 Energy Exploration Ltd. as a Joint-Interest Accountant. In that position he was responsible for compiling, reporting and distributing all oil and gas production joint-interest billings. In  April, 2001, Mr. Coonfer was promoted to Marketing Accountant, where he was responsible for coordinating natural gas transportation, calculating natural gas production prices and reporting corporate net-back prices. In 2003, Canadian 88 Energy Exploration Ltd. was acquired by Esprit Exploration Ltd., a wholly-owned subsidiary of Esprit Energy Trust. In 2003, Mr. Coonfer was promoted to Marketing Coordinator, and is responsible for natural gas trading and contracts. He is currently responsible, with his team, for daily natural gas inventories, acting as a liaison between the marketing department and production accounting department.

Mr. Coonfer is not an officer or director of any reporting company that files annual, quarterly or period reports with the United States Securities and Exchange Commission.

Mr.  Shaun Thorburn, Secretary and Member of Board of Directors, age 30

Mr. Shaun Thorburn was originally appointed to the Board of Directors and President and Secretary Treasurer of Sun World on December 31, 2004.  On March 31, 2005, Mr. Thorburn resigned as President and Treasurer.

A resident of Olds, Alberta, Canada, Mr. Thorburn was involved in his family’s hardware business in part-time and full-time positions since the mid 1980’s. In 1991 he took a full-time position in the family owned franchise at Beaver Lumber, a Canadian retail chain selling lumber and other household hardware.  For a period of 3 years he was responsible for merchandising, lumber yard operation and deliveries at Beaver Lumber.

In 1994, Mr. Thorburn attended the Northern Alberta Institute of Technology, Edmonton, AB, Canada where he studied in the Business Administration diploma program. In 1996, he returned to the family business where his responsibilities mirrored those of his previous time there.

In September, 2001, Mr. Thornton returned to school, this time at Olds College, Olds, AB, Canada where he earned a 2-year Land Resource Management diploma, graduating in April¸2003. The Land Management Resource program focuses on the skills necessary to reclaim oil-and-gas drilling and production sites.

From June, 2003 to May, 2004 he was employed by Peter Overwater Oilfield Construction, Olds, AB, Canada, an oilfield construction company, as a laborer, assisting in the building and maintenance of oil and gas production sites.

In May, 2004, with the family hardware business purchased by a national chain, Mr. Thornton agreed to employment with the purchaser, Home Hardware, Olds, AB, Canada, where he is currently employed.  He is presently the yard foreman, scheduling and supervising a group of  seven to ten employees.

Mr. Thorburn is not an officer or director of any reporting company that files annual, quarterly or period reports with the United States Securities and Exchange Commission.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following is a table detailing the current shareholders of Sun World  owning 5% or more of the common stock, and shares owned by Sun World’s directors and officers as of February 25, 2006:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common	Kimberly Coonfer Director, President 2823 - 21 Ave. S.W, Calgary, Alberta, Canada, T2T 0P4	3,750,000	68.2%
Common	Greg Coonfer Director, Treasurer 2823 - 21 Ave. S.W. Calgary, Alberta, Canada, T2T 0P4	490,000	8.9%
Common	Shawn Thorburn Director, Secretary 17 Hawthorne Way Olds, AB, Canada, T4H 1T7	10,000	0.01%
Common	Directors and officers as a group of three (3)	4,250,000	77.3%
Common	Caribbean Overseas Investments Ltd. Cor 12 Baymen Ave and Calle Al Mar Belize City, Belize	1,250,000	22.7%
Common	Total including Directors and Officers and 5% shareholders as a group	5,500,000	100%

(1)

The percentage of class is based on the total number of shares outstanding of 5,500,000.

(2)

The beneficial owner of Caribbean Overseas Investments Ltd. is Clifford Larry Winsor.

Item 12. Description of Securities

Common Stock

Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock with $0.001 par value.  We are not authorized to issue any series or shares of preferred stock. Each record holder of common stock is entitled to one vote for each share held in all matters properly submitted to the stockholders for their vote.  Cumulative voting for the election of directors is not permitted by the By-Laws of Sun World.

Holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of the affairs of Sun World, holders are entitled to receive, ratably, the net assets of the Company available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.  To the extent that additional shares of Sun World’s common stock are issued, the relative interest of then existing stockholders may be diluted.

Item 13. Interest of Named Experts and Counsel

Sun World has not hired or retained any experts or counsel on a contingent basis, who would receive a direct or indirect interest in Sun World, or who is, or was, a promoter, underwriter, voting trustee, director, officer or employee, of Tiempo.

Child, Van Wagoner and Bradshaw, PLLC of, Salt Lake City, Utah, have audited our financial statements for the years ended May 31, 2004 and May 31, 2005 and presented their audit report dated February 10, 2006 regarding such audit which is included with this prospectus with consent as experts in accounting and auditing.

W. Scott Lawler, Esq. whose offices are located at 41877 Enterprise Circle N., Suite 220, Temecula, California has issued an opinion on the validity of the shares offered by this prospectus, which has been filed as an Exhibit to this prospectus with Mr. Lawler’s consent.

Item 14. Disclosure of Commission Position of Indemnification for Securities Liabilities

The Nevada General Corporation Law requires Sun World to indemnify officers and directors for any expenses incurred by any officer or director in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such officer or director because of his or her status as an officer or director, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The Nevada General Corporation Law permits a corporation to indemnify an officer or director, even in the absence of an agreement to do so, for expenses incurred in connection with any action or proceeding if such officer or director acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the Company and such indemnification is authorized by the stockholders, by a quorum of disinterested directors, by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors, or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

The Nevada General Corporation Law prohibits indemnification of a director or officer if a final adjudication establishes that the officer's or director's acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the Nevada General Corporation Law may permit an officer or director to apply to the court for approval of indemnification even if the officer or director is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law.

The Nevada General Corporation Law also provides that indemnification of directors is not permitted for the unlawful payment of distributions, except for those directors registering their dissent to the payment of the distribution.

According to Section 6.09 of Sun World’s bylaws, Sun World is authorized to indemnify its directors to the fullest extent authorized under Nevada Law subject to certain specified limitations.

Insofar as indemnification for liabilities arising under the Securities Act may be provided to directors, officers or persons controlling the Company pursuant to the foregoing provisions, Sun World has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Items 15 and 16. Organization Within Last Five Years and Description of Business

Business Development

Sun World was incorporated on April 3, 2000, in the State of Nevada. The company was established to participate in private investment opportunities as they became available. Until the purchase of our wholly-owned subsidiary, Tiempo on May 31, 2005, the company was inactive.

Aside from the revenues and operations of our recently-acquired wholly-owned subsidiary, Tiempo, we have not had any other revenues or operations. Aside from Tiempo, we have no additional assets. We do not expect to commence earning additional revenues, aside from those of Tiempo.  All of the operations are undertaken by our wholly-owned subsidiary, Tiempo.

Sun World has never declared bankruptcy, has never been in receivership, and has never been involved in any legal action or proceedings.

 Since incorporation, Sun World has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations, other than the take-over of Tiempo.

Sun World is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

Neither Sun World nor its officers, directors, promoters or affiliates, has had preliminary contact or discussions with, nor do we have any present plans, proposals, arrangements or understandings with any representatives of the owners of any business or company regarding the possibility of an acquisition or merger.

Business of Issuer

Our business plan is to sell furniture and home furnishings, imported from Mexico, in Canada and the USA. The business will focus on securing retail locations with high pedestrian and vehicular traffic in mid-to-upscale neighborhoods.

The business will differentiate itself by offering various lines of Mexican products, appealing to those customers who have traveled to Mexico and are familiar with the type of products offered in Mexico. With a focus on decorations, pottery, home accessories and home furnishings, the creativity of the buying and displaying of products will serve to bring a small piece of Mexico by way of  home décor that beautifies the home.

Principal Products and Services

By category, the principal products of Tiempo are: pottery (60%), furniture (15%), lighting (5%), textile products (5%), jewelry (5%), wall art (5%) and glassware (5%).

With proper buying and display techniques, the physical products are presented to bring “a touch of the Mexican culture” to the homes of Tiempo’s customers.

The Market

The market for our  products could be described as young married couples, with or without children. With the majority of the shopping done by females, aged 30 to 50 years, this group tends to have high disposable income, treating their home as their most important possession. To that end, pride in their surroundings continues to motivate them to create an atmosphere of uniqueness and sophistication.

The customers’ desire is to have a home decorated with non-typical furnishings, often representing their admiration for Mexico and its culture.

Geographically, we intend to open an additional Calgary, Alberta, Canada store almost immediately. Being in the same city as our current retail location, Mrs. Kimberley Coonfer, our one full-time director and officer, can spread her efforts evenly over the 2 locations utilizing her operational experience while limiting expenses.

Utilizing the experience of this expansion, additional cities across Western Canada will be explored for store openings, likely starting in Edmonton, Alberta, Canada, due to proximity, and then Vancouver, British Columbia,

Canada, again because of proximity and potential.  The economies in Western Canada are presently experiencing strong growth.

It is intended we will thereafter move eastward in Canada, but could also begin exploring northern USA locations at about the same time.

Distribution

With one location in Calgary, Alberta, Canada, our intention is to open a second location in Calgary. Upon successful execution of this store, our intention is to enter the Edmonton, Alberta, Canada and Vancouver, British Columbia, Canada market, thereby giving us physical proximity to Seattle, Washington to introduce our first store in the United States.

Our intention is to thereafter roll-out across Canada, west to east, one store per major city, while researching the northern states of the United States market for locations of reasonably close proximity to Canada. We have no intention of entering the southern United States, as competition from Mexican expatriates could be expected to be well-established and fierce.

Competition and Competitive Strategy

We presently have no direct competition in the market in Calgary and we expect our  competitive position within the industry will continue to  be limited.  The challenge will be to build our business from the one existing location, growing to allow for economies of scale to provide a buying and management advantage, while utilizing marketing efforts specific to each individual store.

We intend to develop into a destination shopping location, rather than relying on walk-by or drive-by traffic.

At present there are numerous retailers selling furnishings imported from around the globe, but no retailers that specialize solely in products from Mexico in the Calgary area.

Our competitive strategy will be to select (buy) products of a unique nature, in a quantity allowing for higher selling margins, and implementing marketing efforts aimed at creating differentiation.

Our competition could be grouped into three major categories. First are the furniture stores, some big, some small, that sell typical pine furniture. These stores typically offer this pine furniture as only a small portion of their inventory, but others offer this pine as their only furniture product. Second are the national chains that market a varied array of imported and specifically-manufactured items, some from Mexico, but mainly from all-parts of the world. The third category of competition is gift stores which are in close proximity to our physical location. These stores often offer products imported from around the world, some of the products sourced from the same Calgary supplier we utilize.

Sources and Availability of Products and Supplies

We utilize 3 main sources of product: Mexican wholesalers--80%, local Calgary import distributors--15%, and local Calgary artists--5%.

Of the 80% of the product line coming from Mexico, Tiempo utilizes the services of one main supplier for 60% of the Mexican-sourced product line. This supplier is our main supplier of pottery products.  This supplier also serves as our freight consolidator in Mexico.

Our major suppliers are as follows:

1.

Artesanias Macexport

Emilio Carranza No. 244

Tlaquepaque, Jalisco, Mexico

Mexico C.P. 4500

Tel: (33) 3657-5979

Fax: (33) 3657-5544

Pottery Supplier: Chimeneas, Planters, Vases, Clay ornaments

2.

Artesanias Arzola

Juarez 286

Tonala, Jalisco, Mexico

Tel/Fax: 3683-3761

Tin and Glass Supplier: Glass Stars, Mirrors, Tin Sculptures

3.

Down the Beaten Path

7519G 30th St. S.E.

Calgary, AB, Canada   T2C 1V4

Tel: (403) 519 7230

Fax: (403) 238 9760

 Local Pottery Supplier: Vases

4.

Index Gift Imports Ltd.

#50, 5251 48th AVE. SE

Calgary, AB, Canada   T2B 3S2

Tel: (403) 291 2906

Fax: (403) 291 4715

Local Giftware Supplier: Imports from China and India including Candleholders,

Picture frames, Masks and sculptures.

The Mexican export market is well-established, with wholesalers easily accessible in the Mexican state of Jalisco, specifically the cities of Tonala and Talaquepaque. With formal buying facilities, credit availability, transportation arrangements, and constant supply,we believe the long-term availability of products is secure.

As our buying power increases over time, our intention is to negotiate for exclusive products--products made available only to Tiempo.

It is our intention to develop additional supplier relationships to ensure adequacy of supply, in the event our current main Mexican supplier should unexpectedly cease operations.

Patent, Trademark, License & Franchise Restrictions and Contractual Obligations & Concessions

There are no inherent factors or circumstances associated with this industry that would give cause for any patent, trademark or license infringements or violations.  Tiempo has not entered into any franchise agreements or other contracts that have given, or could give rise to obligations or concessions.

At present Tiempo does not hold any intellectual property, although trademark protection may be necessary in the foreseeable future.

Approvals and Existing or Probable Government Regulations

There are no types of government approvals required and no government regulations on our business nor are we aware of any regulations being contemplated that would adversely affect our  ability to operate.

Research and Development Activities and Costs

We have not incurred any costs to date and have no plans to undertake any research and development activities.

Compliance With Environmental Laws

There are no environmental concerns we  must be concerned with.

Facilities

We do not own facilities of any kind.

At present we are leasing space for our single retail location in Calgary, AB, Canada, which also serves as our principal office. The space is 2984 sq. ft., with a 3-year lease expiring July 31, 2006, at $CDN18.19 per sq. ft. (approximately $US15.55 per sq. ft.). We have a 2-year option on the lease, with the lease rate to be determined at time of renewal, should we exercise the option.

Employees

Tiempo has 4 employees at the present time, 2 full-time and 2 part-time. Of the 2 full-time employees, one is Mrs. Kimberley Coonfer, a director and officer of Sun World. Her salary is $1300 per month.

The second full-time employee is our manager who also undertakes  floor sales, however she has limited exposure to purchasing of inventory, which is presently handled solely by Mrs. Coonfer.

Of the 2 part-time employees, one is Mr. Greg Coonfer, a director and officer of Sun World, and husband of Mrs. Kimberley Coonfer. Mr. Coonfer offers his time as an accountant, without compensation. As a Certified General Accountant (Canada), Greg’s involvement is limited to producing regular monthly and year-end financial statements.

The second part-time employee is a floor sales person.

The officers and directors of Sun World are presently responsible for all planning, developing and operational duties, and will continue to be so throughout the early stages of our growth.

Human resource planning will be part of an ongoing process that will include regular evaluation of operations and revenue realization. It is expected we will require a manager for each new store location, who will then be responsible for the hiring of floor sales people as necessary. It is expected all buying and accounting functions will be centralized for efficiency. Further, the implementation of a point-of-sale (POS) system will allow for effective inventory control.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  Tiempo uses words such as: anticipate, believe, plan, expect, future, intend and similar expressions, to identify such forward-looking statements.  You should not place too much reliance on these forward-looking statements.  Actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced as described in this Risk Factors section and elsewhere in this prospectus.  Factors which may cause the actual results or the actual plan of operations to vary include, among other things, decisions of the board of directors not to pursue a specific course of action based on its re-assessment of the facts or new facts, or changes in general economic conditions and those other factors set out in this prospectus.

Reports to Security Holders

We will voluntarily make available to securities holders an annual report, including audited financials, on Form 10-KSB.  We are not currently a fully reporting company, but upon effectiveness of this registration statement, we will be required to file reports with the SEC pursuant to the Securities Exchange Act of 1934; such as quarterly reports on Form 10-QSB and current reports on Form 8-K.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

Item 17.  Management’s Discussion and Analysis or Plan of Operation

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For the fiscal year ended May 31, 2005 Sun World had income from operations of $1,704 as compared to a loss from operations of $4,836 for fiscal year 2004. Fiscal 2005 income included an increase in gross revenues after costs of sales to $95,114 from $81,797 (2004).  The increase in revenues can be attributed to increased product sales.  Administrative expenses increased to $62,337 from $58,682 (2004) and salaries and wages increased to $28,094 from $24,884 (2004) which was also due to the increase in revenues as the company hired additional part time staff.

Net losses for the two completed fiscal years were $7,484 (2005) and $11,871 (2004) respectively.  The loss for 2005 was solely due to an interest expense in the amount of $9,188 accrued for certain long term debt.  The loss related to fiscal 2004 relates to both an interest expense accrued with respect to long term debt as well as a shortfall from operations.

For the six month periods ending November 30, 2005 and 2004, Sun World had income from operations of $15,118 as compared to a loss from operations of $1,017 (2004).  The increase in income from operations includes an increase in gross revenues after cost of sales to $67,732 (2005) from $41,845 (2004).  The increase in revenues can be attributed to increased product sales.  Salaries and wages increased to $19,311 (2005) from $10,924 (2004), administrative expenses increased to $31,660 (2005) from $30,417 (2004).

Interest expense on long term debt was accrued for the respective six month periods and totaled $4,820 to November 30, 2005 as compared to $4,503 to November 30, 2004.

It is our intent to raise the funds under this prospectus to retire certain debt in Tiempo and to expand the operations of Tiempo by opening initially one additional location in Calgary and then other locations throughout Canada and the United States of Amercia.  As of the date of this prospectus, Tiempo generates sufficient revenues to meet all of its operating expenses however, it does not generate sufficient revenues to execute our business plan and we will be required to raise the funds under this prospectus in order to execute our proposed expansion plan.

Trends

Sun World is not aware of any trends, events or uncertainties that have or are reasonably likely to have a material impact on our short term or long term liquidity.

Liquidity and Capital Resources

Summary of Working Capital and Stockholders' Equity

As of May 31, 2005, the Company had working capital of $58,381 and Stockholders' Deficit of $83,626 compared with working capital of $35,123 and Stockholders' Deficit of $76,142 as of May 31, 2004.. The Company’s working capital has increased primarily as a result of an increase in cash to $19,541 (2005) from $9,685 (2004) and an increase in inventory to $43,518 (2005) from $25,171 (2004). Stockholders' Deficiency increased predominantly as a result of increase in shareholders loans to $24,652 (2005) from $18,545 (2004) and the increase in loans payable, related parties to  $124,433 (2005) from $92,563 (2004).   Shareholder loans increased as a result of cash contributions to the loan account.  Loans payable to related parties increased as a result of both cash contributions and the accrual of annual interest obligations.

As of November 30, 2005, the Company had working capital of $75,668.

Liquidity

The Company anticipates it may require approximately $325,000 over the next twelve months to fully implement its existing business plan,   The Company may require additional funds over the next three years to assist in realizing its goals should it not achieve anticipated bench marks over the 2005, 2006 and 2007 fiscal years.  The amount and timing of additional funds required can not be definitively stated as at the date of this report and will be dependent on a variety of factors.   As of the filing of this report, the Company has been successful in paying its operating costs from existing revenue and shareholder loans. The Company anticipates revenues generated from its retail sales and the funds raised under this Offering will greatly reduce the requirement for additional funding; however, we can not be certain the Company will be successful in achieving revenues from those operations. Furthermore the Company cannot be certain that we will be able to raise any additional capital to fund our ongoing operations or that the Company will raise any funds under this Offering..

Sources of Working Capital

During fiscal 2005 the Company's primary sources of working capital have come from net proceeds generated from the sale of in-store merchandise, as well as certain shareholder and related party loans as follows:

*

$22,011 in the form of loans from related parties bearing interest at a rate of 8% per annum; and,

*

$8,171 in the form of loans from shareholders carrying interest at a variable interest rate based on the Manulife Bank of Canada base rate.  The rate was 4.25% as at the fiscal year ended May 31, 2005.

Material Commitments for Capital Expenditures

None.

Plan of Operation

Milestones

When we have raised a minimum of $81,250 or 25% of the Offering ,  Sun World will immediately begin the process of securing a second prime retail location in Calgary, AB, Canada. This store shall serve as the expansion template, with a documented process for additional executions in the future.

We would proceed to expend funds for inventory and to purchase a Point of Sale Inventory System.   Sun World intends to design and build a website.  The website will provide basic information about our stores. It will give us exposure to the general marketplace. The website will have the facility for prospective customers to contact us with questions and inquiries, but will not be designed to process orders at this time. Initially, we anticipate the website development will cost approximately $1,000.  Our website should be under construction within two months after the closing of this Offering.

We are presently evaluating certain potential domain names, all of which contain the word ‘Tiempo’.  After a decision has been made regarding a domain name, registration of our website domain name will be implemented.  Web server space will be contracted from a local Internet Service Provider (ISP), which has not yet been chosen.

During the second and third month, Mrs. Coonfer plans to have determined a location for our second store in Calgary. During months five through eight, she may possibly determine an Edmonton, AB, Canada location.

Concurrently with retail location determination, Mrs. Coonfer will begin the search for managers with retail experience for each of the locations. These managers will then participate in product buying trips, giving them perceived ownership of their respective stores. These managers will be provided with profit-sharing to ensure loyalty and commitment.

Expenditures

The following chart provides an overview of our budgeted expenditures, by significant area of activity, for Sun World to continue operations and to effect our business plan.  The centre column, totaling $81,250, is the minimum funds required for us to continue our expansion if we are only able to raise some funds from this Offering.  The right column, totaling $325,000 will allow us to effect our total business plan,

	Minimum funds required	Maximum funds received

Expenses

Costs of the Offering

Payment of Outstanding Loans

POS Inventory System

Legal and Accounting

Marketing and Promotion

Inventory

Lease and Leasehold Improvements

Warehouse

Travel and Accommodation

Website Development

Consulting

Working Capital

	35,000 0 5,000 20,000 1,000 14,000 2,500 0 2,000 1,000 0 750	35,000 140,000 5,000 20,000 15,000 50,000 15,000 5,000 7,000 3,000 3,000 27,000
Total		$325,000

The above expenditure items are defined as follows:

Offering Costs:  This expenditure item refers to the costs of this Offering, including, legal, accounting and transfer agent fees.

Payment of Outstanding Loans:  This expenditure item is for the payment of the outstanding loan which will reduce interest costs annually.

POS (Point of Sale) Inventory System: As control of inventory is deemed extremely important, especially with multiple stores, we anticipate implementing a user-friendly, effective POS system. This expense covers the cost of such a system.

Warehouse:  This expenditure item refers to the costs of establishing a warehouse to better maintain inventory for our retail outlets.

Legal and Accounting:  This expenditure item refers to the normal legal and accounting costs associated with maintaining a publicly traded company. It will also cover the cost of preparation of appropriate agreements and documents. We expect to be making these expenditures throughout the year, commencing on the effective date of this registration.

Marketing and Promotion: This item refers to the cost of a basic marketing campaign and the provision of product information to our potential customers.  It includes direct marketing, advertisements in community papers, displays at home shows, and participation in local community events.  This expense includes these costs over the twelve-month period after the effective date of this Offering.

Inventory:  With more stores, we must increase the level of our buying. It is anticipated that start-up inventory per store will cost roughly $15,000 for minimal inventory levels to be maintained.

Lease and Leasehold Improvements:  This expenditure includes the costs of leasing a second location and the costs of leasehold improvements.

Travel and Accommodations:  This expenditure includes all travel costs incurred in sourcing products, but also in searching-out retail locations as we expand.

Consulting:  This expense refers to the cost of consulting with industry experts.  It will include the cost of technical support, marketing support, or retail support. We expect to be making these expenditures throughout the year, commencing on the effective date of this registration.

Working Capital:  This item  refers general working capital to be used for any costs that have not been otherwise listed.  This amount will cover such costs during the first year of operation.

We are confident we can meet our financial obligations and pursue our plan of operations if we can raise the amount of funding as contemplated by this Offering.

Off Balance Sheet Arrangements

None.

Item 18. Description of Property

Sun World does not own any real property.

We do not have any investments or interests in any real estate.  Our company does not invest in real estate mortgages, nor does it invest in securities of, or interests in, persons primarily engaged in real estate activities.

Tiempo currently has a lease for our one store location in Calgary, AB, Canada. The terms of the lease are as follows:

The space is 2,984 sq. ft., with a 3-year lease expiring July 31, 2006, at CDN$17.00per sq. ft. (approximately US$13.53 per sq. ft.). We have a 2-year option on the lease, with the lease rate to be determined at that time.

Item 19. Certain Relationships and Related Transactions

Other than the stock transactions discussed below, Sun World has not entered into any transaction nor are there any proposed transactions in which any director, executive officer, shareholder of Sun World or any member of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

On May 31, 2005, we issued from treasury a total of 5,000,000 shares to Mrs. Kimberley Coonfer, an officer and a member of our board of directors, as to 3,750,000 shares and Caribbean Overseas Investments Ltd., a company controlled by Mr. Clifford Larry Winsor, who is Mrs. Coonfer’s step-father, as to 1,250,000 shares.  This loan is from Caribbean Overseas Investments Ltd., a company controlled by Clifford Larry Winsor, the step father of Kimberley Coonfer.

There are no promoters being used in relation to this Offering, except for our officers and directors who will be selling the securities offered by Sun World and who may be deemed to be promoters under Rule 405 of Regulation C promulgated by the Securities and Exchange Commission under the Securities Act of 1933.  No person who may, in the future, be considered a promoter of this Offering, will receive or expect to receive assets, services or other considerations from us.  No assets will be, nor are expected to be, acquired from any promoter on behalf of our company.  We have not entered into any agreements that require disclosure to our shareholders.

Item 20. Market for Common Equity and Related Stockholder Matters

Market Information

Currently there is no public trading market for our stock, and we have not applied to have Sun World’s common stock listed.  We intend to apply to have our common stock quoted on the OTC Bulletin Board.  No trading symbol has yet been assigned.

Rules Governing Low-Price Stocks that May Affect Our Shareholders' Ability to Resell Shares of Our Common Stock

Our stock currently is not traded on any stock exchange or quoted on any stock quotation system.  Upon the registration statement in which this prospectus is included becoming effective, we will apply for quotation of our common stock on the NASD's OTC/BB.

Quotations on the OTC/BB reflect inter-dealer prices, without retail mark-up, markdown or commission and may not reflect actual transactions.  Sun World’s common stock may be subject to certain rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in "penny stocks".  Penny stocks generally are securities with a price of less than $5.00, other than securities registered on certain national exchanges or quoted on the Nasdaq system, provided that the exchange or system provides current price and volume information with respect to transaction in such securities.  The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our shares which could severely limit the market liquidity of the shares and impede the sale of our shares in the secondary market.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser’s written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock.  In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt.  A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities.  Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

Holders

As of the filing of this prospectus, we have four (4)  shareholders of record of  Sun World’s common stock.

Rule 144 Shares.

A total of 500,000 shares of the common stock are available for resale to the public as of the date of this prospectus; and a total of 5,000,000 shares of the common stock will be available for resale to the public after May 31, 2006 in accordance with the volume and trading limitations of Rule 144 of the Act. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of: 1% of the number of shares of Tiempo common stock then outstanding which, in this case, will equal approximately 55,000 shares as of the date of this prospectus; or the average weekly trading volume of Sun World’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Sun World. Under Rule 144(k), a person who is not one of Sun World’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are Sun World’s affiliates hold all of the 500,000 shares which may be sold as of the date of this prospectus and the 5,000,000 shares, which may be sold pursuant to Rule 144 after May 31, 2006.

Dividends.

As of the filing of this prospectus, we have not paid any dividends to our shareholders. There are no restrictions which would limit the ability of Sun World to pay dividends on common equity or that are likely to do so in the future. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend: Sun World would not be able to pay its debts as they become due in the usual course of business; or its total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Difficulty To Resell Sun World Stock, As The Company Has No Expectations To Pay Cash Dividends In The Near Future

The holders of our common stock are entitled to receive dividends when, and if, declared by the board of directors.  We will not be paying cash dividends in the foreseeable future, but instead we will be retaining any and all earnings to finance the growth of our business.  To date, we have not paid cash dividends on our common stock.  This lack of an ongoing return on investment may make it difficult to sell our common stock and if the stock is sold the seller may be forced to sell the stock at a loss.

Item 21. Executive Compensation

COMPENSATION

The following table sets forth the compensation paid to our directors and members of our management group for the last fiscal year.  No executive officer of Sun World or its wholly owned subsidiary earned a salary and bonus for such fiscal year in excess of USD$100,000.

	Annualized Compensation			Long Term Compensation
Name and Principal Position	Year	Salary	Bonus	Securities Under Options to be Granted (#)	Long Term Incentive Plan Payouts	All other Compensation

Kimberley Coonfer(1) President & Director	2005	7,585	-	-	-	-

Greg Coonfer Chief Financial Officer & Director	2005	-	-	-	-	-

Shaun Thorburn Secretary & Director	2005	-	-	-	-	-

(1)  This compensation was paid to Mrs. Coonfer by the Company’s wholly owned subsidiary,  Tiempo.

The Company has not paid any compensation to any other members of its management, administrative or supervisory bodies.

Compensation of Directors

No directors receive any form of compensation in their capacity as directors of Sun World.

Item 22. Financial Statements

The audited financial statements of Sun World appear on pages F-1 through F-16.

Item 23. Changes In and Disagreements With Accountants on Accounting and Financial Disclosures

Not applicable

SUN WORLD PARTNERS INC.

  FINANCIAL STATEMENTS

For the six months ended November 30, 2005 and 2004

SUN WORLD PARTNERS INC.

CONSOLIDATED BALANCE SHEETS

ASSETS
	November 30, 2005 Unaudited	May 31, 2005 Audited

Current
Cash	$ 21,526	$ 19,541
Accounts receivable	1,465	1,130
Inventory	54,764	43,518
Prepaid Expenses	8,943	5,931

	86,698	70,120

Equipment (net of depreciation $157)	53	64
Leasehold improvements (net of amortization of $999)	400	474

	$ 87,151	$ 70,658

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 5,159	$ 8,574
Gift certificates payable	1,992	1,050
GST payable	3,879	2,115

	11,030	11,739

Shareholder loans	26,389	24,652
Loan payable - related	134,950	124,433

	$ 172,369	$ 160,824

SHAREHOLDERS’ DEFICIENCY
Share capital	5,500	5,500
Paid in capital	(4,999)	(4,999)
Deficit	(73,329)	(83,626)
Accumulated other comprehensive income	(12,390)	(7,041)

	(85,218)	(90,166)

	$ 87,151	$ 70,658

APPROVED BY THE DIRECTORS:
“Kimberley Danforth”	Director	“Greg Coonfer”	Director
Kimberley Danforth		Greg Coonfer

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

for the six month periods ended November 30

	2005	2004

Revenues
Sales (net of returns)	$ 112,593	$ 76,510
Costs of goods sold	44,861	34,665
Gross profit	67,732	41,845

Expenses
Administrative expenses	31,660	30,417
Professional fees	1,643	1,521
Salaries and wages	19,311	10,924
	52,614	42,862

Income (loss) from operations	15,118	(1,017)

Interest expense	(4,820)	(4,503)

Provision for income taxes	-	-

Net Income (Loss)	$ 10,298	$ (5,520)

Net Income (Loss) per Common Share	$ 0.00	$ (0.00)

Weighted Average Number of Common Shares Used in Calculation	5,500,000	5,000,000

Other comprehensive income
Net Income (Loss)	$ 10,298	$ (5,520)
Foreign Currency adjustment	(5,349)	(14,788)

Total other comprehensive income	$ 4,949	$ (20,308)

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

for the six month periods ended November 30

	2005	2004

Cash Flows from (used in) Operating Activities
Net income (loss) from operations	$ 15,118	$ (1,017)
Adjustment for items no involving cash:
Depreciation and amortization	85	154
Inventory	(11,246)	(9,862)
Change in non-cash working capital items:
Accounts payable	(2,475)	11,290
Accounts receivable	(335)	5
Prepaid expenses and deposits	(3,012)	(6,872)
Refundable tax credits	1,764	(1,885)
	(101)	(8,187)

Cash Flow from Financing Activities
Loans received from related parties	$ 7,435	$ 22,094

Exchange Gain/Loss	$ (5,349)	$ (14,788)

Increase (Decrease) in Cash Position	$ 1,985	$ (881)

Cash position at beginning of year	$ 19,541	$ 9,685

Cash position at end of period	$ 21,526	$ 8,804

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

UNAUDITED STATEMENT OF STOCKHOLDERS’ DEFICIT

for the six month period ended November 30, 2005

	Class A Common Stock
	Shares	Amount	Paid in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Shareholders’ Deficit

Balance at May 31, 2003	5,000,000	$ 5,000	$ (4,499)	$ (64,271)	$ —	$ (63,770)
Net loss for the year	—	—	—	(11,871)	—	(11,871)
Foreign currency translation	—	—	—	—	301	301
Balance at May 31, 2004	5,000,000	5,000	(4,499)	(76,142)	301	(75,340)
Net effect of recapitalization	500,000	500	(500)	—	—	—
Net loss for the year	—	—	—	(7,484)	—	(7,484)
Foreign currency translation	—	—	—	—	(7,342)	(7,342)
Balance May 31, 2005	5,500,000	5,500	(4,999)	(83,626)	(7,041)	(90,166)
Income for the period	—	—	—	10,298	—	10,298
Foreign currency translation	—	—	—	—	(5,349)	(5,349)
Balance November 30, 2005	5,500,000	$ 5,500	$ (4,999)	$ (73,329)	$ (12,390)	$ (85,218)

SEE ACCOMPANYING NOTES

SUNWORLD PARTNERS

NOTES TO THE FINANCIAL STATEMENTS

May 31, 2005 and 2004

SUNWORLD PARTNERS

NOTES TO THE FINANCIAL STATEMENTS

For the six month period ended November 30, 2005 and 2004

Note 1- Basis of presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the financial statements for the year ended May 31, 2005 of Sun World Partners (the "Company").

The interim financial statements present the balance sheet, statements of operations, stockholders' equity and cash flows of Sun World Partners. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited.  In the opinion of management, all adjustments necessary to present fairly the financial position as of November 30, 2005 and the results of operations, stockholders' equity and cash flows presented herein have been included in the financial statements. All such adjustments are of a normal and recurring nature.  Interim results are not necessarily indicative of results of operations for the full year.

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

AUDIT REPORT AND FINANCIAL STATEMENTS

May 31, 2005 and 2004

SEE ACCOMPANYING NOTES

Child Van Wagoner &

Bradshaw, PLLC

   REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Officers and Directors

Sun World Partners, Inc.

We have audited the balance sheets of Sun World Partners, Inc. as of May 31, 2005 and 2004, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sun World Partners, Inc. as of May 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw

Certified Public Accountants

Salt Lake City, Utah

February 10, 2006

1284 W. Flint Meadow Dr. #D

Kaysville, Utah  84037

Telephone 801.927.1337

Facsimile  801.927.1344

5296 S. Commerce Dr. #300

(53rd So. @ 1-15)

Salt Lake City, Utah 84107

Telephone 801.281.4700

Facsimile 801.281.4701

Suite B. 4F,

North Cape Commercial Bldg,

388 King’s Road

North Point, Hong Kong

www.cpaone.net

SUN WORLD PARTNERS INC.

CONSOLIDATED BALANCE SHEETS

May 31, 2005 and 2004

ASSETS	2005	2004

Current
Cash	$ 19,541	$ 9,685
Accounts receivable	1,130	1,532
Loan Receivable	-	508
Inventory	43,518	25,171
Prepaid Expenses	5,931	5,406

Total Current Assets	70,120	42,302

Equipment (net of depreciation $157)	64	79
Leasehold improvements (net of amortization of $999)	474	566

	$ 70,658	$ 42,947

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 8,574	$ 3,888
Gift certificates payable	1,050	1,393
GST payable	2,115	1,898

Total Current Liabilities	11,739	7,179

Shareholder loans	24,652	18,545
Loan payable – related	124,433	92,563

	$ 160,824	$ 118,288

SHAREHOLDERS’ DEFICIENCY
Share capital	5,500	5,000
Paid in capital	(4,999)	(4,499)
Deficit	(83,626)	(76,142)
Accumulated other comprehensive income	(7,041)	301

	(90,166)	(75,340)

	$ 70,658	$ 42,947

APPROVED BY THE DIRECTORS:
“Kimberley Danforth”	Director	“Greg Coonfer”	Director
Kimberley Danforth		Greg Coonfer

Nature and Continuance of Operations – Note 1

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

for the years ended May 31, 2005 and 2004

	2005	2004

Revenues
Sales (net of returns)	$ 179,241	$ 153,598
Costs of goods sold	84,127	71,801
	95,114	81,797

Expenses
Depreciation and amortization	169	158
Administrative expenses	62,337	58,682
Professional fees	2,810	2,908
Salaries and wages	28,094	24,884
	93,410	86,633

Income (loss) from operations	1,704	(4,836)

Interest expense	(9,188)	(7,035)

Provision for income taxes	-	-

Net Income (Loss)	$ (7,484)	$ (11,871)

Net Income (Loss) per Common Share	$ (0.00)	$ (0.00)

Weighted Average Number of Common Shares Used in Calculation	5,000,000	5,000,000

Other comprehensive income
Net Income (Loss)	$ (7,484)	$ (11,871)
Foreign Currency adjustment	(7,342)	301

Total other comprehensive income	$ (14,826)	$ (11,570)

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

for the years ended May 31, 2005 and 2004

	2005	2004

Cash Flow from Operating Activities
Net income (loss) from operations	$ 1,704	$ (4,836)
Write down bad debts	556	-
Inventory	(15,900)	1,020
Depreciation and amortization	169	158

Cash flow from operations	(13,471)	(3,658)
Change in non-cash working capital items:
Accounts payable	3,829	(846)
Accounts receivable	550	-
Loan receivable	-	-
Prepaid expenses and deposits	-	2,399
Refundable tax credits	33	325
	$ (9,059)	$ (1,780)

Cash Flow from Financing Activities
Loans received from related parties	$ 17,968	$ -

Exchange Gain/Loss	$ 947	$ 120

Increase (Decrease) in Cash Position	$ 9,856	$ (1,660)

Cash position at beginning of year	$ 9,685	$ 11,345

Cash position at end of year	$ 19,541	$ 9,685

Supplemental disclosure of non cash transactions:
Shares issued to acquire Tiempo de Mexico	$ 500	$ -

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$ 9,188	$ 7,035

Income taxes	$ -	$ -

SEE ACCOMPANYING NOTES

SUN WORLD PARTNERS INC.

STATEMENT OF STOCKHOLDERS’ DEFICIT

for the years ended May 31, 2005 and 2004

	Class A Common Stock
	Shares	Amount	Paid in capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Total Shareholders’ Deficit

Balance at May 31, 2003	5,000,000	$ 5,000	$ (4,499)	$ (64,271)	$ —	$ (63,770)
Net loss for the year	—	—	—	(11,871)	—	(11,871)
Foreign currency translation	—	—	—	—	301	301
Balance at May 31, 2004	5,000,000	5,000	(4,499)	(76,142)	301	(75,340)
Net effect of recapitalization	500,000	500	(500)	—	—	—
Net loss for the year	—	—	—	(7,484)	—	(7,484)
Foreign currency translation	—	—	—	—	(7,342)	(7,342)
Balance May 31, 2005	5,500,000	5,500	(4,999)	(83,626)	(7,041)	(90,166)

SEE ACCOMPANYING NOTES

SUNWORLD PARTNERS

NOTES TO THE FINANCIAL STATEMENTS

May 31, 2005 and 2004

Note 1- Summary of Significant Accounting Policies

This summary of significant accounting policies of Sun World Partners (the “Company”) is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who are responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles in the United States of America and have been consistently applied in the preparation of the financial statements, which are stated in U.S. Dollars.

Organization

Sun World Partners (the Company) was incorporated on April 3, 2000 in the State of Nevada. On May 31, 2005 the Company acquired all of the outstanding stock of Tiempo de Mexico (“Tiempo”) in exchange for 50,000 shares (5,000,000 shares post-split) of the common stock of the Company with a par value of $0.001. The consolidated results of operations are primarily those of Tiempo.

Tiempo was incorporated on May 5, 1996 under the laws of the Province of Alberta.

Operations

The Company presently has no ongoing operations save the management of its subsidiary, Tiempo. Tiempo operates in the retail merchandise industry operating one retail location in Calgary, Alberta where it sells a variety of Central American furniture, pottery and associated goods.

Use of Estimates in the preparation of the financial statements

The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

Depreciation and amortization

Depreciation and amortization have been provided in amounts sufficient to relate the costs of depreciable assets to operations over their estimated useful lives.  Equipment is depreciated at a rate of 10% per annum and leasehold improvements are depreciated at a rate of 8% per annum.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

Currency

The functional currency of the Company is the Canadian dollar. Assets and liabilities in the accompanying financial statements are translated to United States dollars at current exchange rates and income statement accounts are translated at the average rates prevailing during the period. Related translation adjustments are reported as other comprehensive income (loss), a component of stockholders’ equity.

SUNWORLD PARTNERS

NOTES TO THE FINANCIAL STATEMENTS

May 31, 2005 and 2004

Gain (Loss) Per Share

Gain (loss) per share of common stock is computed by dividing the net loss by the weighted average number of common shares outstanding during the year.  Fully diluted earnings per share are not presented because they are anti-dilutive.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 107 (“SFAS 107”), Disclosure About Fair Value of Financial Instruments. SFAS 107 requires disclosure of fair value information about financial instruments when it is practicable to estimate that value. The carrying amount of the Company’s cash and cash equivalents, accounts receivable, prepaid expenses and other current expenses, and the current portions of notes payable approximate their estimated fair values due to their short-term maturities.

Inventory

The Company periodically analyzes its inventory for potential impairment, assessing the appropriateness of turnover rates and recoverability of costs based on sales cycles and standard holding time for each item.  Inventory is recorded at cost and is reconciled annually at the close of each fiscal year.

Income taxes

The Company is subject to Canadian income taxes.

Income taxes are accounted for under the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits for which future realization is uncertain.

At May 31, 2005, the Company has net operating loss carry forwards totaling approximately $80,000. The carry forwards begin to expire in fiscal year 2007. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

Other

The company has selected May 31 as its year-end.

The Company paid no dividends in 2005 or 2004.

Note 2 – Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and have been retroactively restated to give effect to the recapitalization due to a reverse merger consummated on May 31, 2005. All necessary inter-company transactions and balances have been eliminated in consolidation, and all necessary adjustments have been made to present the consolidated financial statements in accordance with US GAAP.

SUNWORLD PARTNERS

NOTES TO THE FINANCIAL STATEMENTS

May 31, 2005 and 2004

Note 2 – Basis of Presentation (cont’d)

The accompanying consolidated financial statements include the accounts of the Company after the acquisition and Tiempo since its inception. Tiempo is the Company’s only subsidiary at May 31 2005.

Note 3 – Business combinations

On May 31, 2005, shareholders of Tiempo acquired a controlling interest in the Company as a result of a share exchange agreement between the Company and Tiempo whereby the Company issued the shareholders of Tiempo a total of 50,000 shares (5,000,000 shares post-split) of its common stock with a par value of $0.001 for 100% of the issued shares of Tiempo. Consequently, these financial statements reflect the accounts and operations of Tiempo, with the adopted capital structure of the Company retroactively restated.

Note 4 – Amounts due to and from shareholders

Amounts due to and from shareholders reflect the following:

(i)

a loan from an officer and director of the Company in the form of an operating line of credit (“LOC”) which carries a variable interest rate based on the Manulife Bank of Canada “Manulife One” base rate, requiring monthly payments of interest only.  As at May 31, 2005 the LOC carried a balance of $22,386 with a rate of interest of 4.25%; and,

(ii)

a loan from shareholders  in the amount of $2,266 bearing no interest and with no specific terms of repayment.

Note 5 -Loans Payable (related)

Loans payable as at the year ended May 31, 2005 includes an amount of $124,433 from a shareholder of the Company bearing interest at a rate of 8% per annum, with no payments required until maturity.  The loan matures on May 31, 2008 at which time all accrued interest and the principal sum of the loan become immediately due and payable.  The loan may be retired in full at any time without penalty.

Note 6 – Related Party Transactions

During the year ended May 31, 2005 an officer and director of the Company received $7,585 for services rendered.

Note 7 – Commitments

(i)

The Company entered into a three year lease agreement on August 1, 2003 for a total of 2,984 square feet at $13.53 per square foot (CDN$17.00) expiring July 31, 2006.  The lease also provides an option for a two (2) year extension upon expiry, subject to re-negotiation of annual lease payments.  The Company is required to make minimum lease payments over the remaining term of the lease as follows:

2006	$ 43,206

(i)

The Company entered into a 60 month lease in February 2004 with respect to a commercial vehicle for the business.  The lease bears interest at a rate of 3.9% per annum and requires monthly payments of $227 (CDN$286) until maturity.

SUNWORLD PARTNERS

NOTES TO THE FINANCIAL STATEMENTS

May 31, 2005 and 2004

 Note 8 – Subsequent Events

On October 31, 2005 the Company’s shareholders approved a stock split on the basis of 100:1 so that each shareholder received one hundred (100) shares of the Company’s common stock for every one (1) share previously held.  As a result of the stock split the Company’s issued and outstanding share capital increased to 5,500,000 common shares.

 [OUTSIDE BACK COVER PAGE OF PROSPECTUS]

Dealer Prospectus Delivery Requirements

Until ninety (90) days from the effective date of this registration statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and the Company’s bylaws.

Under the Nevada Revised Statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. Our Articles of Incorporation do not specifically limit the directors’ immunity.  Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify the directors to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with the directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by the board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of us as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise.

Our bylaws provide that no advance shall be made by it to an officer of the Company except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

Item 25. Other Expenses of Issuance and Distribution

We have, or will expend fees in relation to this registration statement as detailed below:

Expenditure Item	Amount
Attorney Fees	25,000
Audit Fees	7,500
Transfer Agent Fees	2,000
SEC Registration and Blue Sky Registration	6
Printing Costs and Miscellaneous Expenses	494
Total	$35,000

Item 26. Recent Sales of Unregistered Securities

We have sold securities within the past three years without registering the securities under the Securities Act of 1933 on one occasion.

We issued a total of 5,000,000 shares of common stock to acquire all of the issued and outstanding shares of Tiempo on May 31,2005 to two shareholders, Mrs. Kimberley Coonfer as to 3,750,000 common shares and Caribbean Overseas Investments Ltd. as to 1,250,000 common shares . The securities were issued in reliance on Regulation S

The shares continue to be subject to Rule 144 of the Securities Act of 1933.

All shareholders continue to be subject to Rule 144 of the Securities Act of 1933. Sun World qualified for an exemption from registration under Rule 504 in both of these issuances since it is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Act of 1933, is not an investment company, it had a specific business plan at the time it sold the securities, it was not a blank check company, as that term is defined in Rule 419(a)(2) of Regulation C or Rule 504 (a)(3) of Regulation D of the Securities Act of 1933. Neither Sun World nor any person acting on its behalf offered or sold any of the securities by any form of general solicitation or general advertising. The securities sold are restricted shares; the purchasers were informed that the securities cannot be resold without the securities being registered under the Securities Act of 1933 or an exemption therefrom. Sun World exercised reasonable care to assure that the purchases were not underwritten within the meaning of section 2(a) (11) of this Act including but not limited to the placement of a restrictive legend on the certificates representing the shares, and the aggregate offering price was less that $1,000,000.

Item 27. Exhibits

Number	Description
3.1	Articles of Incorporation	Filed herewith
3.2	Bylaws	Filed herewith
5	Opinion re: Legality	Filed herewith
10.1	Share Exchange Agreement between Sun World Partners, Inc. and Tiempo de Mexico Ltd. dated May 31, 2005	Filed herewith
23.1	Consent of Attorney	Consent included in Exhibit 5
23.2	Consent of Accountant	Filed herewith

Item 28. Undertakings

Sun World hereby undertakes the following:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)

To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers and controlling persons pursuant to the provisions above, or otherwise, Sun World has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of the directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of the directors, officers, or controlling persons in connection with the securities being registered, Sun World will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and Sun World will be governed by the final adjudication of such issue.

For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b) (1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada on March 15, 2006.

SUN WORLD PARTNERS, INC.

/s/ Kimberley Coonfer

Kimberley Coonfer

President, Principal Executive Officer

/s/ Greg Coonfer

Greg Coonfer

Chief Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Kimberley Coonfer

 March 15, 2006

Kimberley Coonfer

Director

/s/ Greg Coonfer

March 15, 2006

Greg Coonfer

Director

/s/ Shaun Thorburn

March 15, 2006

Shaun Thorburn

Director